EXHIBIT 1.3

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Introduction

This Management’s Discussion and Analysis (“MD&A”) provides a review of the results of operations, financial condition and cash flows of Alderon Iron Ore Corp. for the year ended December 31, 2011. In this MD&A, “Alderon”, the “Company”, “we”, “us” or “our” mean Alderon Iron Ore Corp. and its subsidiary. This MD&A should be read in conjunction with the Company’s consolidated financial statements as of and for the years ended December 31, 2011 and 2010. This MD&A is prepared as of March 27, 2012.

All amounts in this MD&A are presented in Canadian dollars, except for share, option and warrant data and where otherwise indicated.

Adoption of International Financial Reporting Standards (“IFRS”)

In 2008, the Canadian Accounting Standards Board confirmed that all publicly accountable enterprises must adopt IFRS in place of Canadian generally accepted accounting principles (“Canadian GAAP”) beginning on January 1, 2011 (for entities with a calendar year-end). As such, our consolidated financial statements as of and for the year ended December 31, 2011 have been prepared in accordance with IFRS, as issued by the International Accounting Standards Board (“IASB”). Additionally, our consolidated statement of financial position as of January 1, 2010 and our comparative consolidated financial statements for 2010 have been adjusted to reflect our adoption of IFRS on a retrospective basis, effective on January 1, 2010. Consequently, all comparative financial information presented in this MD&A, with the exception of select financial information as of or for the year ended December 31, 2009, reflects the consistent, retrospective application of IFRS.

A complete description of our transition to IFRS, including reconciliations of previously reported Canadian GAAP information, is provided in note 20 to our consolidated financial statements as of and for the years ended December 31, 2011 and 2010, which note is incorporated by reference herein.

Responsibility of financial reports

Management is responsible for the preparation and integrity of financial reports, as well as for the maintenance of appropriate information systems, procedures and internal controls and for ensuring that information used internally or disclosed externally, including our consolidated financial statements and MD&A, is complete and reliable.  The Company’s Board of Directors follows recommended corporate governance guidelines for public companies to ensure transparency and accountability to shareholders.  Our Board of Director’s Audit Committee meets with management quarterly to review the consolidated financial statements and the MD&A and to discuss other financial, operating and internal control matters.

Alderon’s exploration work on the Kami Project, as defined below, is supervised by Edward Lyons, P.Geo., the Company’s Chief Geologist and a Qualified Person, as defined by National Instrument (“NI”) 43-101. Mr. Lyons has reviewed and approved the technical information contained in this MD&A. Mr. Lyons is a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia and the Professional Engineers and Geoscientists Newfoundland and Labrador as a registered Professional Geoscientist.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Forward-looking information

This MD&A contains "forward-looking information" concerning anticipated developments and events that may occur in the future. Forward looking information contained in this MD&A include, but is not limited to, statements with respect to: (i) the estimation of inferred and indicated mineral resources; (ii) success of exploration activities; (iii) permitting time lines; (iv) currency fluctuations; (v) the sufficiency of working capital; (vi) requirements for additional capital; (vii) government regulation of mining operations; (viii) development, construction and production timelines; (ix) the completion of the feasibility study; (x) the completion and timing of the environmental assessment process; (xi) the negotiation and conclusion of infrastructure contracts; (xii) the use of financing proceeds; and (xiii) the results of the preliminary economic assessment (“PEA”), including statements about future production, future operating and capital costs, the projected internal rate of return (“IRR”), net present value (“NPV”), payback period, construction timelines and production timelines for the Kami Property (as defined below).

In certain cases, forward-looking information can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Forward-looking information contained in this MD&A is based on certain factors and assumptions regarding, among other things, the estimation of mineral reserves and resources, the realization of resource estimates, iron ore and other metal prices, the timing and amount of future exploration and development expenditures, the estimation of initial and sustaining capital requirements, the estimation of labour and operating costs, the availability of necessary financing and materials to continue to explore and develop the Kami Property (as defined below) in the short- and long-term, the progress of exploration and development activities, the receipt of necessary regulatory approvals, the completion of the environmental assessment process, the estimation of insurance coverage, and assumptions with respect to currency fluctuations, environmental risks, title disputes or claims, and other similar matters. While the Company considers these assumptions to be reasonable based on information currently available to it, these assumptions may prove to be incorrect.

Forward looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include risks inherent in the exploration and development of mineral deposits, including risks relating to changes in project parameters as plans continue to be redefined including the possibility that mining operations may not commence at the Kami Property (as defined below), risks relating to variations in mineral resources, grade or recovery rates resulting from current exploration and development activities, risks relating to the ability to access rail transportation, sources of power and port facilities, risks relating to changes in iron ore prices and the worldwide demand for and supply of iron ore and related products, risks related to increased competition in the market for iron ore and related products and in the mining industry generally, risks related to current global financial conditions, uncertainties inherent in the estimation of mineral resources, access and supply risks, reliance on key personnel, operational risks inherent in the conduct of mining activities, including the risk of accidents, labour disputes, increases in capital and operating costs and the risk of delays or increased costs that might be encountered during the development process, regulatory risks, including risks relating to the acquisition of the necessary licenses and permits, financing, capitalization and liquidity risks, including the risk that the financing

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

necessary to fund the exploration and development activities at the Kami Property (as defined below) may not be available on satisfactory terms, or at all, risks related to disputes concerning property titles and interest, and environmental risks. Also, see "Risk Factors" in this MD&A and “Risk Factors” in the Company’s Annual Information Form (“AIF”) for the year ended December 31, 2011.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. The forward-looking information is made as of the date of this MD&A.

Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking information contained in this MD&A is expressly qualified by this cautionary statement. Except as required by applicable securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking information, and readers should also carefully consider the matters discussed under the heading "Risk Factors" in this MD&A and “Risk Factors” in the AIF.

Note to investors in the United States regarding resource estimates

This MD&A has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States (“US”) securities laws. Unless otherwise indicated, all resource and reserve estimates included in this MD&A have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining and Metallurgy Classification System. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (“SEC”), and resource information contained herein may not be comparable to similar information disclosed by US companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. Under US standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by US standards in documents filed with the SEC. US investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

those of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by US companies subject to the reporting and disclosure requirements of the SEC.

Description of business and overview

Alderon is an exploration-stage company engaged in the exploration and evaluation of mineral resource properties. Currently, the Company is conducting iron ore exploration and evaluation activities related entirely to its properties located in Western Labrador.  Those properties are collectively referred to as the Kamistiatusset, or “Kami”, Property.  All exploration, evaluation and other activities associated with the Kami Property are referred to as the Kami Project.

The Company’s common shares are listed on both the Toronto Stock Exchange, under the symbol “ADV” and on the NYSE Amex, under the symbol “AXX”.

On October 4, 2011, the Company changed its name from Alderon Resource Corp. to Alderon Iron Ore Corp.

Kami Property

In March 2010, the Company entered into an agreement with Altius Resources Inc. ("Altius") pursuant to which the Company received the right to acquire a 100% interest in the Kami Property (the “Altius Option”). At the time of the acquisition, the Kami Property consisted of three map-staked licenses (305 claims) in Labrador, covering a total of 7,625 hectares, and five map-staked licenses in Quebec, covering a nominal area of 125 hectares.

In order to acquire this 100% interest, we had been required to fund exploration expenditures on the property of at least $1,000,000 in the first year, and cumulative expenditures in the first two years of at least $5,000,000. Upon incurring such expenditures, we were entitled to exercise the Altius Option, thereby completing the acquisition of 100% of rights to the Kami Property in December 2010.

In 2010, we completed 25,749 metres of drilling and an airborne geophysical survey. The airborne survey covered the original Kami property as well as reconnaissance on the new claims to the east, and metallurgical test work also commenced at the same time. An initial mineral resource estimate, published on April 5, 2011, was carried out by Watts, Griffis and McOuat Limited (“WGM”) on two mineralized zones within the Kami property:  Rose Central and Mills Lake. The estimate for these two zones includes an indicated mineral resource of 490 million tonnes at 30% iron and an additional inferred mineral resource of 118 million tonnes at 30.3% iron, based on a cut-off grade of 20%. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

In early 2011, we conducted a drill program, totaling 4,496 metres, in the North Rose area, which in turn is interpreted as the northwest limb of the Rose Syncline fold. The initial mineral resource estimate described above was followed, on September 13, 2011, by a mineral resource estimate for North Rose. This mineral resource estimate was completed by Alderon staff and audited by WGM, who reviewed, verified and approved the technical data in this estimate. The inferred mineral resource identified at North Rose totals 480 million tonnes at 30.3% iron, based on a cut-off grade of 20% iron. The mineral resource estimate for all three zones (North Rose, Rose Central and Mills Lake) within the Kami Project is currently:

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

•	490 million tonnes at 30.0% iron indicated
•	598 million tonnes at 30.3% iron inferred

Mineral resources that are not mineral reserves do not have demonstrated economic viability.

The North Rose zone, located immediately north of Rose Central, has a currently defined strike length of approximately 1,600 metres and a true thickness of up to 325 metres. The Rose Central zone has a currently defined strike length of 1,700 metres and a true thickness of up to 280 metres. Mills Lake is located 3.1 kilometres southeast of Rose Central and has a currently defined strike length of 1,500 metres and a true thickness of up to 142 metres. All three zones are open for expansion, both along strike and at depth.

Also during 2011, working in tandem with the geological investigation of the Kami Property, we also initiated a PEA. The PEA was focused solely on the Rose Central portion of the Kami Property and was completed by BBA Inc. (“BBA”) of Montreal, Quebec, Stantec Consulting Ltd. (“Stantec”) of St. John’s, Newfoundland & Labrador and WGM.

Highlights of the Rose Central PEA include:

•	Concentrate production rate of 8 million tonnes per year at a grade of 65.5% iron;
•	Commercial production expected to commence in 2015 with a mine life of 15.3 years;
•	Capital cost of US$989 million (excluding closure costs, sustaining capital & leased equipment);
•	Total operating cost (excluding royalties) of US$44.87/tonne concentrate (averaged over the life of mine).
•	Pre-Tax IRR of 40.2%;
•	NPV (discounted at 8%) of US$3.07 billion; and
•	Payback period of 2.7 years.

The PEA is based only on the development of the Rose Central deposit. The level of accuracy of the PEA is considered to be -20% / +30%.

The PEA is preliminary in nature and includes inferred mineral resources that are considered to be too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the conclusions reached in the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

The Company has not yet completed a pre-feasibility study or feasibility study to demonstrate the economic viability of the Kami Property. Furthermore, no mineral reserves have been established on the Kami Property. Any statements regarding planned production rates, projected cash flows, payback period, IRR, NPV, construction timelines or our expected commencement of commercial production in 2015 assume that Alderon is or will be able to complete all of the required steps to bring the Kami Property into commercial production, including the completion of a feasibility study to demonstrate the economic viability of the Kami Property, the completion of the environmental assessment process, the conclusion of infrastructure agreements for railway transportation, power and access to port facilities and that Alderon obtains the necessary project financing to pay for the capital costs to

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

develop and construct a mine at the Kami Property. There is no certainty that Alderon will be able to complete any or all of these steps and reference should be made to the “Risk Factors” and “Forward-Looking information” section of this MD&A and the “Risk Factors” section of the AIF.

Focused on moving the project forward, we continued to drill throughout the second half of 2011. In all, 86 holes, totaling 22,250 metres, were completed. In addition to drilling, we also continued borehole geophysical surveys, metallurgical test work and environment studies. Drilling was aimed at upgrading the mineral resource estimate from the indicated and inferred categories to the measured and indicated categories in the Rose Central, North Rose and Mills Lake Zones and targeting new areas outlined by the 2010 exploration program, with the goal of completing a feasibility study for the Kami project during the third quarter of 2012.

The current reporting period ended with the final set of the drill results from the 2011 program having been received, highlights of which are presented as follows:

Drill Hole	From (metres)	To (metres)	Interval (metres)	Total Iron %
K-11-146	128.8	353.5	224.8	31.2
K-11-150	46.6	215.0	168.5	31.0
K-11-156	18.0	135.5	117.7	30.8
K-11-159	328.0	431.0	103.0	29.4
K-11-160	62.0	377.0	315.0	30.5
K-11-168	141.2	244.0	102.8	29.3
K-11-171	103.4	263.0	159.6	30.1
K-11-172	175.5	260.0	84.5	31.8

True widths of the reported intercepts above vary depending on the angle of the individual drill holes and are estimated to be between 41% and 65% of the core interval as reported. All samples were prepared from sawn HQ-sized half-core sections on-site in Labrador. Split drill core samples are then sent to SGS Mineral Services in Lakefield, Ontario, for analysis. Total iron analysis is performed using X-ray fluorescence, and the magnetic component is determined by Satmagan magnetic analysis. FeO titration analysis permits an estimation of hematite. Standards, blanks, and duplicate assays are included at regular intervals in each sample batch submitted from the field as part of an ongoing quality assurance and quality control program.

On January 10, 2012 the Company announced the commencement of its 2012 winter drilling program at Kami. The four-month program is focused predominantly on North Rose and will include up to 18,000 metres of drilling, utilizing six drills. The program, which is the final drill program before the publication of the feasibility study, will concentrate on infill drilling with the goal of upgrading the current mineral resource into the measured and indicated categories in preparation for completion of the feasibility study.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

In addition to our drilling initiatives, we initiated, on October 25, 2011, the federal and provincial environmental assessment processes for the Kami Project.  We submitted the required documentation (the “Registration Documents”) to the Canadian Environmental Assessment Agency and the Department of Environment and Conservation, Government of Newfoundland and Labrador, and each of these agencies has confirmed acceptance of the filing of the Registration Documents. A project notification also was provided to the Quebec provincial Ministère du Développement Durable, de l’Environnement et des Parcs (“MDDEP”). Subsequently, a determination was received from the MDDEP that no environmental assessment of the project would be required under Quebec legislation.

The submission of the Registration Documentation and the acceptance by both levels of governments marks the initiation of the environmental assessment process which is required prior to commencing construction of the project and is a significant milestone in the project schedule.  The Registration Documents are available for viewing on the Government of Newfoundland and Labrador Department of Environment and Conservation website.

Following receipt of the Registration Documents, the Government of Canada and the Provincial Government of Newfoundland and Labrador have issued draft environmental impact statement guidelines for public review. The issuance of these draft guidelines is another important step in the environmental assessment process, as we continue to advance the Kami Project. In conjunction with the issuance of these draft guidelines, held public information sessions on the Kami Project were held in Labrador City, Wabush and Fermont in March 2012.  Information received from participants in these public information sessions will be used by Alderon to complete our Environment Assessment. The Kami Project’s Environmental Impact Statement is scheduled for submission during the fourth quarter of 2012.

Further information regarding the Kami Property, including the mineral resource estimates and PEA, can be found in the technical report filed on SEDAR at www.sedar.com, entitled Technical Report Preliminary Economic Assessment of the Rose Central Deposit and Resource Estimate for the Rose Central, Rose North and Mills Deposits of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp., dated effective October 26, 2011.

As of December 31, 2011, the Company had spent a total of approximately $28.6 million on exploration and evaluation expenditures related to the Kami project.  Those expenditures have been incurred during the two-year period ended December 31, 2011.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Corporate activities

On November 30, 2011, we closed a non-brokered private placement, which resulted in the issuance of 2,000,000 flow-through shares at a price of $3.00 per share, for total gross proceeds of $6.0 million (the “November 2011 Flow-Through Private Placement”). Each flow-through share qualifies as such pursuant to the relevant provisions of the Income Tax Act (Canada). In connection with the November 2011 Flow-Through Private Placement, we paid a cash finder’s fee equal to 6% of the gross proceeds received.

Developments subsequent to year-end

Strategic investment from Liberty Metals & Mining Holdings, LLC.

On January 13, 2012, the Company closed a strategic investment from Liberty Metals & Mining Holding, LLC (“LMM”), a subsidiary of Liberty Mutual Group.  LMM purchased 14,981,273 common shares (the “Purchased Shares”) of the Company on a private placement basis for an aggregate purchase price of approximately $40.0 million, less cash transaction costs of approximately $2.6 million, at a price per Purchased Share of $2.67.

Pursuant to the terms of the subscription agreement between LMM and Alderon, LMM has nominated one of its representatives to be appointed to Alderon’s Board of Directors. LMM also has a pre-emptive right to participate in future equity financing of Alderon, and in the event that LMM desires to sell any of its Purchased Shares, Alderon will hold the right to identify a purchaser or purchasers to whom those shares shall be sold.

We intend to use the net proceeds of the placement primarily to fund the drilling program and feasibility study for the Kami Project, to secure long-lead equipment and for general and administrative expenses.

Letter of credit

In January 2012, we entered into a $0.6 million letter of credit agreement in favour of a supplier with respect to our winter drilling program at the Kami Property.  The amount of the letter of credit is payable to the supplier in the event that the Company fails to perform any of its obligations under the related contractual arrangement and will expire in May 2012.

US listing

As noted above, on March 9, 2012, the Company’s common shares commenced trading on the NYSE Amex under the symbol “AXX”.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Results of operations

Consolidated statements of comprehensive loss information

	Years ended December 31,
	2011	2010
	$	$

Operating expenses
Exploration and evaluation expenses	21,201,210	7,419,390
General and administrative expenses	15,182,005	4,921,135
Environmental, aboriginal, government and community expenses	1,356,780	73,954
	37,739,995	12,414,479

Loss from operations	(37,739,995)	(12,414,479)

Finance income	233,377	62,329

Loss before income taxes	(37,506,618)	(12,352,150)
Income tax recovery	1,063,540	636,364

Net loss and comprehensive loss	(36,443,078)	(11,715,786)

Net loss per share
Basic and diluted	(0.44)	(0.32)
Weighted average number of shares outstanding
Basic and diluted	82,615,947	36,624,142

Exploration and evaluation expenses

Exploration and evaluation expenses include engineering, metallurgical and other studies and activities that are necessary in order to delineate an ore body.  Specifically, exploration and evaluation expenditures are comprised of costs associated with the following activities: surveying; geological, geochemical and geophysical studies; exploratory drilling; land maintenance; sampling and analyses; and efforts associated with the assessment of technical feasibility and commercial viability.

Our exploration and evaluation activities increased notably during 2011, as compared to 2010, as we continued the geological investigation of the Kami Property and as we dedicated additional resources and capital to the preparation of our PEA on the Rose Central portion of the Kami Property.  Beyond the efforts dedicated to the PEA, we also continued to expand engineering and related initiatives that are necessary to support our feasibility study, which we expect to finalize during the third quarter of 2012.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

On a comparative basis, it is important to note that exploration and evaluation activities began in earnest only after our acquisition of the Altius Option in March 2010, as discussed above.  As a result, and in addition to the heightened focus on exploratory initiatives, our 2011 results reflect a full year of Kami Property exploration and evaluation activities, while our 2010 results include exploration and evaluation initiatives carried out predominantly during the last three quarters of the fiscal year.

Comparative annual exploration and evaluation expenses, by nature of expenditure, are summarized below:

	Years ended December 31,
	2011	2010
	$	$

Drilling costs	11,503,084	5,427,993
Engineering study costs	3,498,323	-
Geological costs	2,809,238	786,946
Geophysical costs	1,290,725	851,156
Share-based compensation	1,256,888	234,559
Metallurgy costs	384,136	-
Consulting costs	231,860	61,966
Other costs	226,956	56,770
	21,201,210	7,419,390

Drilling costs are comprised primarily of expenses that are charged by a third-party drilling contractor, which provides the core drilling, including the mobilization and operation of various drill rigs, during our seasonal drilling programs.  Additionally, drilling costs include wages and payroll costs related to temporary Alderon employees who perform general labour tasks in support of the drilling activities on the Kami Property and helicopter costs (necessary for moving and supporting certain drill rigs at difficult-to-access places), as well as field supplies and other equipment and ancillary costs directly attributable to our drilling initiatives.

Third-party core drilling services are billed based on the number of drill rigs in operation, the depth of each drilled hole, day work rates and the overall length of time that the contractor’s rigs are mobilized at the Kami Property site.  Direct contractors costs represented approximately 73% and 71% of total drilling costs during the years ended December 31, 2011 and 2010, respectively. The year-over-year increase in total drilling costs to a large degree is attributable to increased drilling lengths, deeper overburden in the North Rose area, increased environmental operating costs and higher drilling unit costs.

Engineering study costs primarily include consulting fees attributable to the preparation and finalization of the PEA, which was focused on the Rose Central portion of the Kami Property and was completed by BBA, Stantec and WGM.

Share-based compensation costs increased substantially in 2011, as compared to the year ended December 31, 2010, due to the higher degree of vesting associated with stock options granted to new and existing employees who are dedicated to exploration and evaluation initiatives.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

We expect exploration and evaluation expenses to increase significantly during the year ended December 31, 2012, as compared to the year ended December 31, 2011, as we complete our winter drilling program at the Kami Property and as we advance engineering and other activities with the aim of finalizing our feasibility study later in 2012.

General and administrative expenses

Throughout the course of 2011, and particularly during the second half of the year, general and administrative expenses increased substantially as compared to the year ended December 31, 2010.  In addition to salaries, wages and consultancy expenses, all of which increased in order to support the overall expansion of Company activities more generally, share-based compensation costs, which represented approximately 57% and 48% of total general and administrative costs for the years ended December 31, 2011 and 2010, respectively, increased significantly on a year-over-year basis due to the higher degree of vesting associated with stock options granted to new and existing members of our corporate team.

General and administrative expenses also rose during 2011, as compared to the year ended December 31, 2010, due to an overall increase in investor relations activities, as a result of the Company’s heightened participation in trade conferences, promotional activities and general marketing efforts.

It is our expectation that, excluding the impact of share-based compensation costs, which in turn depend on a number of unknown or currently inestimable factors, including the number of options that will be granted in future periods and any changes to parameters or judgments applied to the option pricing model used to calculate the underlying fair value of awards, total general and administrative expenses will remain at similar levels for the year ended December 31, 2012, as compared to 2011.

Environmental, aboriginal, government and community expenses

Environmental, aboriginal, government and community expenses represent any non-general or administrative (i.e. corporate) activities that, despite the relatively early stage of exploration and evaluation efforts associated with the Kami Project, have been deemed necessary by management in connection with engaging with relevant aboriginal, governmental and community groups as the Kami Project advances, as well as other costs related to planning and similar initiatives that are required in order to allow the Kami Project to proceed through the environmental assessment process. Typical expenditures reflected in this category include, but are not limited to, employee salaries and benefits (including share-based compensation) of the Company’s environmental and aboriginal affairs and government and community affairs staff, as well as consulting and professional service fees that are directly attributable to underlying functional areas.

As presented above, the environmental, aboriginal, government and community-related initiatives commenced in earnest in 2011, subsequent to the expansion both of our executive management team and of our heightened actual and planned engagement with various stakeholders in the region and province in which the Kami Property is located.  The vast majority of environmental, aboriginal, government and community expenses incurred during the year ended December 31, 2011 represent costs, including share-based compensation, associated with those members of our key management team who oversee our environmental, aboriginal, government and community initiatives.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

We expect environmental, aboriginal, government and community expenses to increase substantially during the year ended December 31, 2012, as compared to the year ended December 31, 2011, as we continue to engage with various stakeholders, as we consult with First Nations groups and as we establish and execute against guidelines related to the environmental assessment process.

Income tax recovery

As discussed above, we completed the November 2011 Flow-Through Private Placement, which resulted in the receipt of $6.0 million in aggregate gross proceeds, and in 2010, we completed a similar flow-through private placement, which resulted in the receipt of $5.0 million in aggregate gross proceeds.  Both flow-through transactions require or required that we renounce certain deductions for Canadian exploration expenditures incurred on the Kami Property, effectively passing those deductions on to the investors who partook in the underlying flow-through arrangements.

In connection with the flow-through transactions completed during the years ended December 31, 2011 and 2010, we recorded a tax recovery of approximately $1.1 million and $0.6 million, respectively, representing the fulfillment, during each of those years, of our obligation to incur qualifying expenditures and to pass the tax deduction on to investors who participated in the underlying flow-through transactions.

It should be noted that we have not recorded our deferred tax assets, since, based on information that is currently available, it is probable that these deferred tax assets will not be realized.

Quarterly consolidated results of operations information

As shown below, our loss from operations for the three-month period ended December 31, 2011 amounted to approximately $15.6 million, as compared to approximately $5.0 million for the three-month period ended December 31, 2010. The quarter-over-quarter increase is largely attributable to a significant increase in exploration and evaluation expenditures incurred during the fourth quarter of 2011, as compared to the fourth quarter of 2010.  In particular, the increase in exploration and evaluation expenditures resulted in part from more extensive drilling activities having been undertaken in 2011, as well as an increase in engineering costs incurred following the finalization of our PEA.  Total expenses incurred during the fourth quarter of 2011, as compared to the fourth quarter of 2010, also were higher due to a significant increase in share-based compensation, which, as noted above, resulted from the higher degree of vesting associated with stock options granted to new and existing members of our corporate and environmental, aboriginal, government and community teams.

Net loss increased to approximately $14.4 million for the three-month period ended December 31, 2011 from approximately $5.0 million for the three-month period ended December 31, 2010.  The higher net loss resulted from the higher loss from operations, discussed above, partially offset by the income tax recovery, recognized in December 2011 in connection with the renunciation of qualifying expenditures incurred pursuant to our entering into the November 2011 Flow-Through Private Placement, discussed above.

Loss from operations for the year ended December 31, 2009, as per our consolidated statement of comprehensive loss for that period, which was prepared in accordance with Canadian GAAP, was approximately

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

$0.5 million. This operating loss resulted predominantly from the expenditure of administrative costs, given that Alderon had not yet begun exploration and evaluation activities in earnest.

Selected quarterly consolidated results of operations information include the following:

	Quarters ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	$	$	$	$
Loss from operations	(15,628,202)	(11,061,155)	(5,390,746)	(5,659,892)
Net loss	(14,438,945)	(11,045,509)	(5,305,950)	(5,652,674)
Net loss per share
Basic and diluted	(0.17)	(0.13)	(0.06)	(0.07)

	Quarters ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	$	$	$	$
Loss from operations	(4,977,410)	(4,725,890)	(2,202,765)	(508,414)
Net loss	(4,956,927)	(4,684,256)	(1,567,088)	(507,515)
Net loss per share
Basic and diluted	(0.10)	(0.13)	(0.04)	(0.02)

Net loss per share is based on each reporting period’s weighted average number of shares outstanding, which may differ on a quarter-to-quarter basis. As such, the sum of the quarterly net loss per share amounts may not equal year-to-date net loss per share.

Historical quarterly results of operations and net loss per share data do not necessarily reflect any recurring expenditure patterns or predictable trends.  The variations in reported quarterly information, and particularly the progressive quarter-over-quarter increases in both our loss from operations and net loss are explained predominantly by the overall and progressive ramping up of exploration and evaluation activities subsequent to the acquisition and exercise of the Altius Option, as discussed above, and with the expectation that we will move the Kami Project into the development stage later in 2012, once a feasibility study has been finalized.  The quarterly increases in our operating loss and net loss also have been impacted by the progressive increase in general and administrative expenses that have been incurred as we continued to expand our corporate activities and personnel to support both our operations and our public company obligations more generally.  As such, quarterly results cannot be interpreted as being indicative of future expectations, results of operations or net loss per share.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Liquidity and capital resources

Consolidated statements of cash flows information

As of December 31, 2011, the Company had cash and cash equivalents of approximately $7.8 million, as compared to approximately $24.4 million as of December 31, 2010, and a working capital surplus of approximately $4.8 million, as compared to approximately $24.5 million as of December 31, 2010.

Changes in cash and cash equivalents during each of the years ended December 31, 2011 and 2010 were most notably impacted by the operational expenditures incurred, as discussed above, and by net cash proceeds received in connection with financing activities, as summarized below.

	Years ended December 31,
	2011	2010
	$	$

Cash and cash equivalents – beginning of the year	24,376,060	1,504,920
Cash used in operating activities	(24,040,909)	(10,148,936)
	335,151	(8,644,016)
Cash flows from financing activities:
Net proceeds from private placement issuances of common shares	-	28,202,400
Net proceeds from the issuance of flow-through shares	5,624,910	4,716,381
Proceeds from the exercise of warrants and stock options	1,908,835	552,000
Net cash provided by financing activities	7,533,745	33,470,781
Net cash used in investing activities	(108,963)	(450,705)
Cash and cash equivalents – end of the year	7,759,933	24,376,060

Cash used in operating activities represents our net loss, excluding the impact of any non-cash transactions, such as the recording of share-based compensation costs (which amounted to approximately $10.6 million and approximately $2.7 million during the years ended December 31, 2011 and 2010, respectively) and the income tax recoveries related to our having incurred qualifying exploration and evaluation expenditures referred to above.  Additionally, net cash used in operating activities reflects any changes in components of working capital, such as receivables and payables, which fluctuate in a manner that does not necessarily reflect predictable patterns for the overall use of cash, the generation of which depends almost entirely on sources of external financing to fund both our exploration and evaluation initiatives and other expenses.

Cash provided by financing activities during the year ended December 31, 2011, decreased significantly as compared to the year ended December 31, 2010 due to the lower volume of financing transactions entered into during 2011.  We entered into various non-flow-through private placements during the year ended December 31, 2010 and no such financing transactions during 2011.  This significant year-on-year decrease was partially offset by the increase in net proceeds received in connection with the November 2011 Flow-Through Private Placement, as discussed above.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Total assets reported in our consolidated statements of financial position as of December 31, 2011 and December 31, 2010 were approximately $101.6 million and approximately $114.5 million, respectively, and, in addition to cash and cash equivalents and other components of working capital (year-over-year fluctuations of which are discussed above), were comprised, at each reporting date, of approximately $88.7 million of mineral properties, consisting of assets that are being explored and evaluated and representing titles associated with the Kami Property.  Total assets, as presented in our consolidated statement of financial position as of December 31, 2009, which was prepared in accordance with Canadian GAAP, were approximately $1.5 million, comprised almost entirely of cash held in trust.

Outlook for 2012

Over the next 12 months, the Company will work to complete the ongoing drilling program on the Kami Property.  The four-month program is focused predominantly on North Rose and will include up to 18,000 metres of drilling with six mobilized drill rigs. The program will concentrate on infill drilling with the aim of upgrading the Kami Property mineral resource into the measured and indicated categories, in preparation for the feasibility study on the Kami Property, expected to be completed in the third quarter of 2012.

We also plan to continue with our baseline flora, fauna and water quality studies, which will provide essential data necessary to successfully complete the federal and provincial environmental assessment processes.  In particular, and following the announcement, in February 2012, that the Government of Canada and the Provincial Government of Newfoundland and Labrador have issued draft environmental impact statement guidelines for public review, we plan to complete an Environmental Impact Statement for the Kami Property in the fourth quarter of 2012.

Additionally, we also will focus on negotiating and concluding agreements for the key infrastructure requirements for the Kami Property, including railway transportation, port access and the provision of power to the Kami Project.

The Company has sufficient working capital to complete its 2012 winter drilling program and feasibility study for the Kami Property. As noted above, our total operating expenses are expected to increase significantly during the year ended December 31, 2012, as compared to the year ended December 31, 2011, as we continue to move the Kami Property and related exploration, evaluation, aboriginal, environmental, government and community activities towards the development phase and beyond.

We will continue in 2012 to evaluate strategic partnership and off-take arrangements with potential partners and future customers, as well as to pursue any financing activities that we deem appropriate in order to ensure longer-term funding of the Kami Project and of our operations more generally.

Outstanding share data

As of March 27, 2012, there were 100,066,597 common shares issued and outstanding and 11,675,000 stock options outstanding. Warrants outstanding as of March 27, 2012 represent a total of 4,596,387 equivalent common shares.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Related party transactions

A related party is any person, including close members of that person’s family, or entity that has significant influence over the Company. Related parties also include members of our key management personnel—namely, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, including any director (whether executive or otherwise) of the Company. Significant influence is the power to participate in the financial and operating policy decisions of an entity, but is not control over those policies. Significant influence may be gained by share ownership, statute or agreement.

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Key management personnel

Key management personnel includes those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of executive and non-executive members of the Company’s Board of Directors, corporate officers, including the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as well as any Vice Presidents reporting directly to a Corporate Executive Board member or officer, acting in that capacity.

Remuneration attributed to key management personnel can be summarized as follows:

	Years ended December 31,
	2011	2010
	$	$
Share-based compensation	8,232,689	1,929,261
Short-term benefits*	1,280,698	494,572
Incentive compensation other than share-based compensation	1,171,075	505,000
Termination benefits	200,000	-
Other	30,000	-
	10,914,462	2,928,833

*	include base salaries, pursuant to contractual employment or consultancy arrangements, Directors’ fees, applicable payroll taxes and other non-post-retirement benefits.

Other related parties

Forbes West Management Corp. (“Forbes West”):  Forbes West, formerly named EGM Exploration Group Management Corp., is an entity that, for the whole of 2011, was owned by the Executive Chairman of the Company’s Board of Directors.  Forbes West provided administrative, management, geological, regulatory, tax, corporate development and investor relations services to the Company.  Forbes West will continue to provide certain services to the Company in the future.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Forbes & Manhattan, Inc. (“F&M”): F&M is an entity that is wholly owned by the spouse of the Vice Chairman of the Company’s Board of Directors. The Vice Chairman is the Executive Chairman of F&M, which in turn provides certain financial management and business consulting services to the Company.

Emprise Capital Corp. (“Emprise”):  The Company had entered into a management services agreement with Emprise that was effective on December 8, 2009, the date at which one of Emprise’s Directors was appointed President, Chief Executive Officer and a Director of the Company.  Pursuant to the underlying agreement, the Company paid a fixed, monthly management fee; however, this agreement was terminated in March 2010, at which time the Company’s Board of Directors and management team were replaced.

Transactions entered into with related parties other than key management personnel include the following:

	Years ended December 31,
	2011	2010
	$	$
Forbes West	1,625,232	1,107,027
F&M	236,750	90,000
Emprise	-	15,000
	1,861,982	1,212,027

Transactions with related parties were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Commitments and contingencies

The following contractual obligations were outstanding as of December 31, 2011.

		Payments due:
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	$	$	$	$	$

Operating lease obligations	247,162	176,060	71,102	-	-
Total	247,162	176,060	71,102	-	-

In the normal course of operations, we may become involved in various claims and legal proceedings. No contingent liabilities have been accrued as of December 31, 2011, nor are there any known disputes pending against the Company that could significantly impact our consolidated financial position, results of operations or cash flows.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Off-balance sheet arrangements

As of December 31, 2011, we did not have any interests in variable interest entities or any other off-balance sheet arrangements.

Significant accounting policies and critical estimates and judgments

A complete summary of our critical accounting policies is provided in note 1 to our consolidated financial statements as of and for the years ended December 31, 2011 and 2010.

The preparation of consolidated financial statements in accordance with IFRS often requires management to make estimates about and apply assumptions or subjective judgment to future events and other matters that affect the reported amounts of the Company’s assets, liabilities, expenses and related disclosures.  Assumptions, estimates and judgments are based on historical experience, expectations, current trends and other factors that management believes to be relevant at the time at which our consolidated financial statements are prepared. We review, on a regular basis, our accounting policies, assumptions, estimates and judgments in order to ensure that the consolidated financial statements are presented fairly and in accordance with IFRS.

Critical accounting estimates and judgments are those that have a significant risk of causing material adjustment and are often applied to matters or outcomes that are inherently uncertain and subject to change.  As such, we caution that future events often vary from forecasts and expectations and that estimates routinely require adjustment.

We consider the following areas to be those where critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

Carrying value and recoverability of mineral properties

The carrying amount of our mineral properties does not necessarily represent present or future values, and our mineral properties have been accounted for under the assumption that the carrying amount will be recoverable. Recoverability is dependent on various factors, including the discovery of economically recoverable reserves, our ability to obtain the necessary financing to complete the development and upon future profitable production or proceeds from the disposition thereof.  Additionally, there are numerous geological, economic, environmental and regulatory factors and uncertainties that could impact our assessment as to the overall viability of the Kami Project or to the ability to generate future cash flows necessary to cover or exceed the carrying value of our mineral properties.

To the extent that any of management’s assumptions change, there could be a significant impact on our future operating results and cash flows.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Fair value of stock options and warrants

Determining the fair value of warrants and stock options requires judgments related to the choice of a pricing model, the estimation of stock price volatility and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could result in a significant impact on our future operating results or other components of shareholders’ equity.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of our ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. We assess whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that our assessment of the ability to utilize future tax deductions changes, we would be required to recognize more or fewer deferred tax assets, and future income tax provisions or recoveries could be affected.

Accounting standards not yet adopted

In November 2009 and October 2010, the IASB issued IFRS 9, Financial Instruments (“IFRS 9”), which represents the completion of the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement, with a new standard. Per the new standard, an entity choosing to measure a liability at fair value will present the portion of the change in its fair value due to changes in the entity’s own credit risk in the other comprehensive income or loss section of the entity’s statement of comprehensive loss, rather than within profit or loss. Additionally, IFRS 9 includes revised guidance related to the derecognition of financial instruments. IFRS 9 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. We currently are evaluating any impact that this new guidance may have on our consolidated financial statements.

In May 2011, the IASB issued IFRS 10, Consolidated Financial Statements (“IFRS 10”), which builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of a parent company. IFRS 10 also provides additional guidance to assist in the determination of control where this is difficult to assess. IFRS 10 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. We currently are evaluating any impact that this new guidance may have on our consolidated financial statements.

In May 2011, the IASB issued IFRS 11, Joint Arrangements (“IFRS 11”), which enhances accounting for joint arrangements, particularly by focusing on the rights and obligations of the arrangement, rather than the arrangement’s legal form. IFRS 11 also addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities and prohibits proportionate consolidation. IFRS 11 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. We currently are evaluating any impact that this new guidance may have on our consolidated financial statements.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

In May 2011, the IASB issued IFRS 12, Disclosure of Interests in Other Entities (“IFRS 12”), which is a comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off-balance sheet vehicles. IFRS 12 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. We currently are evaluating any impact that this new guidance may have on our consolidated financial statements.

In May 2011, the IASB issued IFRS 13, Fair Value Measurement (“IFRS 13”), which defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 does not determine when an asset, a liability or an entity’s own equity instrument is measured at fair value. Rather, the measurement and disclosure requirements of IFRS 13 apply when another IFRS requires or permits the item to be measured at fair value (with limited exceptions). IFRS 13 applies to financial statements for annual periods beginning on or after January 1, 2013, with early adoption permitted. We currently are evaluating any impact that this new guidance may have on our consolidated financial statements.

In June 2011, the IASB amended IAS 1, Presentation of Financial Statements (“IAS 1”), to change the disclosure of items presented in other comprehensive income into two groups, based on whether those items may be recycled to profit or loss in the future. The amendments to IAS 1 apply to financial statements for annual periods beginning after July 1, 2012, with early adoption permitted. We currently are evaluating any impact that this new guidance may have on our consolidated financial statements.

Capital disclosures

Our objective in managing capital, consisting of shareholders’ equity, with cash and cash equivalents being its primary component, is to ensure sufficient liquidity to fund: exploration and evaluation activities; general and administrative expenses; environmental, aboriginal, government and community expenses; working capital; and capital expenditures.

We regularly monitor our capital structure and make adjustments thereto based on funds available to the Company for the acquisition, exploration and development of mineral properties. Our Board of Directors has not established quantitative return on capital criteria for capital management, but rather relies upon the expertise of the management team to sustain the future development of the business.

The properties in which we currently have an interest are in the exploration stage, and we do not generate any revenue. Accordingly, we are dependent upon sources of external financing to fund both our exploration programs and our administrative costs. While we endeavour to minimize dilution to our shareholders, we have in the past engaged in dilutive financial transactions, such as private placements, and may engage in dilutive arrangements in the future.

Our policy on dividends is to retain cash to keep funds available to finance the activities required to advance the Kami Project. We are not subject to any capital requirements imposed by any regulators or by any other external source.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Financial instruments and risk management

Our financial instruments are comprised of cash and cash equivalents, receivables, payables and accrued liabilities and amounts due to related parties.

The carrying values of our cash and cash equivalents, receivables, payables and accrued liabilities and amounts due to related parties approximate their fair values due to their short-term maturities or to the prevailing interest rates of the related instruments, which are comparable to those of the market.

We are exposed in varying degrees to certain risks arising from financial instruments, as discussed below.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

As discussed above, our capital management objectives include working to ensure that we have sufficient liquidity to fund Company activities that are directly and indirectly related to the advancement of the Kami Project.  We currently have limited financial resources and, as noted above, no source of operating cash flow. Further development and exploration of the Kami Property depends upon our ability to obtain financing through strategic partnerships, equity or debt financings, production-sharing arrangements or other dilutive or non-dilutive means. Historically, sufficient liquidity has been provided predominantly through external financing initiatives, including traditional and flow-through private placements to investors and institutions. We will continue to rely upon sources of external financing in future periods until such time as commercial production commences. There is no assurance that we will be successful in obtaining required financing as and when needed. Failure to obtain additional financing could result in an indefinite postponement of further exploration and development of the Kami Property and would have a material adverse effect on our business, prospects, financial position, results of operations and cash flows.

Given the uncertainty as to our access to financing, and notwithstanding our successful capital-raising activities both prior to December 31, 2011 and subsequent thereto, there can be no assurance that we will continue to maintain a level of cash and cash equivalents such that available balances will be sufficient to fund planned expenditures and other working capital needs for at least, but not limited to, the 12-month period following the date of any future consolidated statement of financial position.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

Our receivables consist primarily of sales tax credits, which are due from Canadian federal and provincial tax agencies. Additionally, our cash and cash equivalents are held in deposit at high-credit quality Canadian financial institutions.  As a result, we consider the risk of non-performance related to accounts receivable and cash and cash equivalents to be minimal.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Risk factors

The exploration of mineral deposits involves significant risks and uncertainties, which even a combination of careful evaluation, experience and knowledge may not eliminate. A comprehensive list of risk factors relating to our business is provided under the heading, “Risk Factors”, in the Company’s Annual Information Form for the year ended December 31, 2011, which is available on SEDAR, at www.sedar.com. Certain of the more prominent risk factors that may materially affect the Company’s future performance, in addition to those referred to above, are listed hereunder.

Alderon depends on a single mineral project.

The Kami Property accounts for all of Alderon's mineral resources and exclusively represents the current potential for the future generation of revenue. The costs, timing and complexities of upgrading the mineralized material at the Kami Property to proven and probable reserves may be greater than Alderon anticipates. Mineral exploration and development involves a high degree of risk that even a combination of careful evaluation, experience and knowledge cannot eliminate and few properties that are explored are ultimately developed into producing mines.  Any adverse development affecting the Kami Property will have a material adverse effect on our business, prospects, financial position, results of operations and cash flows

The successful start of mining operations at, and the development of, the Kami Property into a commercially viable mine cannot be assured.

There are numerous activities that need to be completed in order to successfully commence development and production at the Kami Property, including, without limitation: completing of a formal feasibility study; optimizing the mine plan; recruiting and training personnel; have available funds to finance construction and development activities; avoid potential increases in costs; negotiating contracts for the supply of power, port access, railway transportation and for the sale of iron ore; updating, renewing and obtaining, as required, all necessary permits, including, without limitation, environmental permits; and handling any other infrastructure issues. There is no certainty that we will be able to successfully complete these activities, since most of these activities require significant lead times, and we will be required to manage and advance these activities concurrently in order to begin production. A failure or delay in the completion of any one of these activities may delay production, possibly indefinitely, at the Kami Property and will have a material adverse effect on our business, prospects, financial position, results of operations and cash flows

As such, there can be no assurance that Alderon will be able to complete development of the Kami Property at all, on time or in accordance with any budgets due to, among other things, the delivery and installation of plant and equipment and cost overruns, or that the current personnel, systems, procedures and controls will be adequate to support operations. Failure to successfully complete these events as expected would have a material adverse effect on our business, prospects, financial position, results of operations and cash flows.

There is no assurance that Alderon will ever achieve production or that the Company will ever be profitable if production is achieved.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Alderon may experience difficulty attracting and retaining qualified management and technical personnel to meet the needs of its anticipated growth.

We are dependent on the services of key executives, including our Executive Chairman, Chief Executive Officer, Chief Financial Officer and other highly skilled and experienced executives and personnel focused on managing Alderon's interests and the advancement of the Kami Property and on identifying new opportunities for growth and funding. Due to our relatively small size, the loss of these persons or our inability to attract and retain additional highly skilled employees required for the development of our activities may have a material adverse effect on our business or future operations.

We also anticipate that, as we bring the Kami Property into production and, where appropriate, acquire additional mineral rights, we will experience significant growth in our operations. We expect this growth to create new positions and responsibilities for management and technical personnel and to increase demands on our operating and financial systems. There can be no assurance that we will successfully meet these demands and effectively attract and retain additional qualified personnel to manage our anticipated growth. The failure to attract such qualified personnel to manage growth would have a material adverse effect on our business, financial position, results of operations and cash flows.

Titles and other rights to the Kami Property cannot be guaranteed and may be subject to prior unregistered agreements, transfers or claims and other defects.

Alderon cannot guarantee that title to the Kami Property will not be challenged. Alderon may not have, or may not be able to obtain, all necessary surface rights to develop the Kami Property. Title insurance generally is not available for mineral properties, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions comprising the Kami Property may be severely constrained. The Kami Property may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. We have not conducted surveys of all of the claims in which we hold direct or indirect interests. A successful challenge to the precise area and location of these claims could result in our being unable to operate on all or part of the Kami Property as permitted or being unable to enforce our rights with respect to all or part of the Kami Property.

Alderon needs to enter into contracts with external service and utility providers.

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. In order to develop a mine at the Kami Property, we will need to negotiate and conclude various agreements with external service and utility providers for rail transportation, power and port access, and these are important determinants that affect capital and operating costs. The inability to conclude any such agreements could have a material adverse effect on the Company’s financial position, results of operations and cash flows and render the development of a mine on the Kami Property unviable.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

Alderon's activities are subject to environmental laws and regulations that may increase Alderon's costs of doing business and restrict the Company’s operations.

All of our exploration, potential development and production activities in Canada are subject to regulation by governmental agencies under various environmental laws, including with respect to air emissions, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations may require significant capital outlays on behalf of Alderon and may cause material changes or delays in our intended activities. There can be no assurance that future changes in environmental regulations will not adversely affect our business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of our business, causing us to re-evaluate those activities at that time. Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulator or judicial authorities, causing operations to cease or to be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

Alderon has a history of losses and expects to incur losses for the foreseeable future.

Alderon has incurred losses since its inception and expects to incur losses for the foreseeable future. We expect to continue to incur losses unless and until such time as the Kami Property enters into commercial production and generates sufficient revenues to fund continuing operations. The development of the Kami Property will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration, evaluation and development, the results of consultant analysis and recommendations, the rate at which operating losses are incurred, the execution of any agreements with strategic partners and our acquisition of additional properties. Some of these factors are beyond our control. There can be no assurance that Alderon will ever achieve profitability.

Our securities are subject to price volatility.

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations that have not been necessarily related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that fluctuations in our share price will not occur. It may be anticipated that any quoted market for our common shares will be subject to market trends generally, notwithstanding any potential success in creating revenues, cash flows or earnings. The value of our common shares will be affected by such volatility.

Disclosure controls and procedures

Disclosure controls and procedures are defined in Rules 13a-15(e) and 15d-15(e) under the US Securities Exchange Act of 1934, as amended (the "Exchange Act"), as those controls and other procedures that are designed to ensure that information required to be disclosed by the Company in reports filed or submitted by it under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(Formerly Alderon Resource Corp.)
(An Exploration Stage Company)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the year ended December 31, 2011

At the end of the period covered by this annual report for the fiscal year ended December 31, 2011, an evaluation was carried out under the supervision of, and the with the participation of, the Company’s management, including its CEO and CFO, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based upon that evaluation, the Company’s CEO and CFO have concluded that the disclosure controls and procedures were effective to give reasonable assurance that the information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Notwithstanding the foregoing, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the Company’s disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the Company to disclose material information otherwise required to be set forth in its periodic reports.  The Company’s disclosure controls and procedures are designed to provide reasonable assurance of achieving their objective of ensuring that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is communicated to management to allow timely decisions regarding required disclosure.

Internal Control over Financial Reporting

Due to a transition period established by rules of the SEC for newly public companies, the Company’s CEO and CFO are not required to certify (i) that they are responsible for establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or (ii) that they have designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. During the transition period, the Company is also not required to include an attestation report of the Company’s independent registered public accounting firm.

During the fiscal year ended December 31, 2011, there were no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Additional information

Additional information relating to the Company, including the Company’s Annual Information Form for the year ended December 31, 2011 is available on SEDAR at www.sedar.com.

Approval

The Board of Directors of Alderon Iron Ore Corp. has approved the information and disclosures contained in this MD&A.